Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is entered into as of May 20, 2026 (the “Effective Date”) by and between Choice Hotels International, Inc. (the “Company”), and Patrick Pacious (“Employee”). The Company and Employee are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, reference is made to (a) the Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit Agreement effective as of the 12th day of September, 2017 between the Parties, and as further amended by that certain Amendment to the same, dated and effective as of May 24, 2022 (collectively, the “Severance Agreement”); and (b) those certain equity award agreements entered into between the Parties, as follows: (i) the Restricted Stock Agreement dated February 25, 2022, relating to 170,440 shares of restricted stock (the “2022 RSA”), (ii) the Total Shareholder Return Vesting Restricted Stock Unit Agreement, dated February 25, 2022 relating to 34,088 performance-based restricted stock units (together with the 2022 RSA, the “2022 Equity Awards”), (iii) the Restricted Stock Unit Agreement 2024 Performance Vesting Award, dated February 29, 2024 relating to 20,101 performance-based restricted stock units, (iv) the Restricted Stock Unit Agreement 2025 Performance Vesting Award dated February 27, 2025 relating to 27,920 performance-based restricted stock units, and (v) the Restricted Stock Unit Agreement dated February 26, 2026 relating to 12,225 time-based restricted stock units (all such equity award agreements, collectively, the “Equity Awards”);

WHEREAS, Employee’s employment with the Company will end no later than August 31, 2026;

WHEREAS, Employee is willing to provide transition assistance to the Company in the role of a Special Advisor prior to the end of his employment, and the Company wishes to receive such assistance;

WHEREAS, the Parties desire to enter into this Agreement in order to memorialize their agreement regarding Employee’s role and continued employment through the Separation Date (as defined below), and Employee’s transition of Employee’s duties;

WHEREAS, provided that Employee enters into this Agreement and satisfies the terms herein, then the Company will provide Employee with the severance benefits and other consideration as set forth herein; and

WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Released Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment and certain claims the Company has or may have against Employee.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties hereby acknowledge and agree as follows:

1. Special Advisor Role; Separation from Employment; Transition Period.

(a) As of the Effective Date, Employee hereby voluntarily resigns from the role of President and Chief Executive Officer of the Company. The Parties acknowledge and agree that, as of the Effective Date, Employee no longer serves as a Company officer, and Employee’s title as an employee of the Company shall be Special Advisor. As of the Effective Date, that certain letter agreement dated May 24, 2022 between the Parties memorializing the agreement for the Company to provide Employee with the right to use the Company’s then-current corporate aircraft (the “Aircraft Agreement”) shall be null and void, and Employee shall have no further or future rights arising from the Aircraft Agreement.

(b) Employee’s employment with the Company shall end no later than August 31, 2026. Unless earlier terminated by the Company with or without Cause (as defined in the Severance Agreement), or due to Employee’s earlier resignation for any reason, or as a result of Employee’s death, Employee’s employment with the Company shall automatically end on August 31, 2026. As used herein, the “Separation Date” means August 31, 2026 or such earlier date that Employee’s employment with the Company actually terminates. In entering into this Agreement, Employee acknowledges and agrees that, from and after the Effective Date, Employee shall not have Good Reason (as defined in the Severance Agreement) to resign from employment, and any resignation of employment by Employee shall not be for Good Reason.

(c) From the Effective Date through the Separation Date (such period, the “Transition Period”), Employee shall serve as an employee in the non-executive capacity of Special Advisor to the Company and, in such capacity, Employee shall report solely and directly to the Company’s Chairman and shall provide such advice and assistance commensurate with such position as the Chairman may reasonably request from time to time, which may include providing leadership transition assistance to the Company’s interim Chief Executive Officer and assisting with the Company’s search process for a permanent Chief Executive Officer. During the Transition Period, Employee may work remotely and is not required to report to Company headquarters or other premises (but may access Company headquarters and his office at his election) and may engage in other business, charitable, or civic activities so long as such activities do not violate the Ongoing Covenants (as defined below) or affect in any material respect Employee’s abilities to substantially provide the services required of him hereunder. During the Transition Period, Employee shall remain employed by the Company and, for all services provided during the Transition Period, Employee shall continue to (i) receive the base salary, along with continuation of all employee benefits and perquisites (other than those benefits and perquisites provided pursuant to the Aircraft Agreement), that Employee was eligible to receive from the Company immediately prior to the Effective Date and (ii) vest in his short term incentive plan cash bonus and Equity Awards in accordance with the written terms of such short term incentive plan and Equity Awards (in each case, as may be modified by the Severance Agreement).

(d) As of the Separation Date, Employee will have no further employment relationship with the Company or any other Company Party.

2. Severance Benefits. Provided that Employee (i) provides the services required of Employee during the Transition Period and complies with the terms of this Agreement, and the Separation Date occurs on August 31, 2026 (or the Separation Date occurs prior to August 31, 2026 due to any reason (including, without limitation, Employee’s voluntary resignation) other than the Company’s termination of Employee’s employment for “Cause” as such term is defined in the Severance Agreement), (ii) timely executes this Agreement and returns it to the Company, care of Jeff Lobb, Senior Vice President, General Counsel and Secretary at [     ], so that it is received by Mr. Lobb no later than 10:00 a.m. Eastern Time on May 20, 2026, (iii) timely executes and returns to the Company (and does not revoke in the time provided to do so) the Confirming Release as set forth in Section 6 below, and (iv) abides by each of Employee’s commitments set forth herein; provided, that, in each case, in the event of an alleged failure to comply with an applicable term or obligation, the Company shall provide Employee with written notice of such failure to comply, and not less than five (5) days to cure, if curable, then the Company will provide Employee with:

(a) The severance benefits set forth in Section 6 of the Severance Agreement, (the “Severance Benefits”), which Severance Benefits shall be provided in the time, and subject to the terms, set forth in the Severance Agreement (with the Parties’ understanding that Employee’s satisfaction of the terms of this Section 2 shall be deemed to have satisfied Employee’s requirements set forth in the Severance Agreement with respect to the Release Agreement (as defined in the Severance Agreement); provided, however, that the following changes shall be made to Section 6 of the Severance Agreement and with respect to the Severance Benefits:

i.

The 2022 Equity Awards shall not be subject to Section 6(c) of the Severance Agreement, but shall instead be governed by the terms of the applicable 2022 Equity Award, treating Employee’s termination of employment under this Agreement on the Separation Date as a termination by the Company without “Cause” for purposes of Section 3 of the 2022 Equity Awards; and

ii.

For purposes of the monthly welfare benefit payment provided for in Section 6(e) of the Severance Agreement, the reference in Section 6(e) to “the day preceding the Employee’s 65th birthday” shall be deleted and replaced with reference to “September 30, 2032.” For the avoidance of doubt, the Monthly Welfare Benefit Payment shall not include any tax gross-up amounts.

(b) Regarding the Company’s “Stay at Choice” program (or any successor program or arrangement substantially similar thereto): (i) for any portion of 2026 after the Separation Date, the Company shall provide Employee with a benefit of $40,000 worth of hotel accommodations, less the amount of Employee’s reimbursed “Stay at Choice” program stays incurred in 2026 prior to the Separation Date (but in no event more than $25,000), without any tax gross-ups, and (ii) thereafter for each of the next ten calendar years, the Company shall provide Employee with an annual benefit of $25,000 worth of hotel accommodations, without any tax gross-up.

(c) In the event that Employee’s employment as Special Advisor is terminated by the Company prior to August 31, 2026 without “Cause” (as defined in the Severance Agreement), Employee shall continue to receive the compensation and benefits described in Section 1(c)(i) and (ii) of this Agreement until August 31, 2026 as if Employee had remained continuously employed through August 31, 2026.

For the avoidance of doubt, Employee expressly acknowledges and agrees that (x) Employee shall have no further or future rights to payment or benefits pursuant to the Severance Agreement other than the payments and benefits specifically referenced in this Section 2, and (y) as of the Effective Date, other than as set forth in this Section 2, Employee is not eligible for, and has no further rights or entitlements with respect to, any severance payments or severance benefits from the Company or any other Company Party.

3. Receipt of Leaves, Bonuses, and Other Compensation. Employee expressly acknowledges and agrees that Employee would not be entitled to the consideration described in Section 2, or any portion thereof, but for Employee’s entry into this Agreement and compliance with the terms herein. Employee further represents, acknowledges and agrees that, with the exception of (x) any unpaid base salary earned by Employee in the pay period in which the Signing Date occurred, and (y) any sums to which Employee may be entitled pursuant to Sections 1 and 2 of this Agreement, Employee has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation, and other sums owed or that could be owed by the Company and the other Company Parties to Employee. Employee further represents, acknowledges and agrees that Employee has received all leaves (paid and unpaid) that Employee has been entitled to receive from the Company and the other Company Parties through the date that Employee signs this Agreement (the “Signing Date”).

4. Employee’s Release of Claims.

(a) For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee, on behalf of Employee and Employee’s successors, heirs, affiliates, estate, assigns, and anyone purporting to claim through or on behalf of Employee, does hereby forever, fully and finally release, acquit, and discharge the Company and its subsidiaries and other affiliates (collectively, each of the foregoing entities are referred to herein as the “Company Parties” and each is a “Company Party”), and each of the Company Parties’ respective past, present and future affiliates and subsidiaries and each of the foregoing entities’ respective (i) predecessors, successors, significant shareholders, members, partners, officers, managers, directors, and fiduciaries in their personal and representative capacities, and (ii) employees, representatives, agents, and benefit plans (and the fiduciaries of such plans), in their representative capacities (collectively, each Company Party and each other person and entity referenced in this sentence, the “Released Parties” and each a “Released Party”), from liability for, and does hereby covenant and agree never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against any of the Released Parties based upon, claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that Employee has ever had, has claimed to have, now has, or could have against any Released Party by reason of any act, omission, event, occurrence, or thing existing or occurring on or before the Signing Date, including any and all claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities, in each case, relating to Employee’s employment with or engagement by any Released Party, Employee’s awards under any equity incentive, compensation or bonus plan or arrangement sponsored or maintained by any Released Party, any equity or equity-based interest in any Released Party, or any other acts or omissions related to any matter existing or occurring on or prior to the Signing Date, including: (i) any alleged violation of any federal, state or local employment law, including those relating to anti-discrimination and anti-retaliation, or any other local, state or federal law, regulation or ordinance, including, for the avoidance of doubt, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act of 1993; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act; any federal, state or local wage and hour law; (ii) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, any Released Claims (as defined below); (iv) any claim, whether direct or derivative, arising from, or relating to, Employee’s status as a holder of any shares or interests in any Released Party; (v) any and all rights, benefits or claims Employee may have under (x) any employment agreement, incentive plan, bonus agreement, or award agreement, or otherwise with respect to any amount owed on or before the Signing Date or (y) any other agreement, plan or arrangement with, or sponsored or maintained by, any Released Party; and (vi) any claim for compensation or benefits of any kind through the Signing Date (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b) The foregoing release does not release or impair (i) any rights to vested benefits under an employee benefit plan of any Released Party that is subject to ERISA and that cannot be released pursuant to ERISA, (ii) any claims first arising after the Signing Date, including rights to payment pursuant to this Agreement, (iii) Employee’s ability to file a claim for unemployment insurance or workers’ compensation benefits or any other claims that cannot be released as a matter of law, (iv) any rights with respect to vested equity interests or as a shareholder of the Company, in each case to the extent first arising after the Signing Date, or (vi) any right or claims to indemnification pursuant to applicable Company policies or bylaws or any individual written agreement with Employee, or coverage under any directors and officers liability insurance policy. Further, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief or recovery from the Released Parties as a result of such Governmental Agency proceeding or subsequent legal actions.

(c) Nothing herein waives (and the Released Claims do not include) Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Employee and any Released Party shall prohibit or restrict Employee or any other individual from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; (iv) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency relating to a possible violation of law; or (v) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in the previous sentence or to notify any Released Party that Employee engaged in any such conduct.

5. The Company’s Release of Claims. In entering into this Agreement, Employee expressly represents that he has not committed any fraudulent act, breached any fiduciary duty, or otherwise violated any with respect to any Company Party or in the course of employment or providing services for any Company Party. In express reliance on the representations in the previous sentence, and subject to the accuracy of such representations, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company does hereby forever, fully and finally release, acquit, and discharge Employee from liability for, and does hereby covenant and agree never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against Employee based upon, claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that the Company has ever had, has claimed to have, now has, or could have against Employee by reason of any act, omission, event, occurrence, or thing existing or occurring on or before the date the Company signs this Agreement, including any and all claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities relating to Employee’s employment with or engagement by the Company, or any other acts or omissions related to any matter existing or occurring on or prior to the date the Company signs this Agreement. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF EMPLOYEE. The foregoing release by the Company does not release or impair (i) any claims first arising after the date the Company signs this Agreement or (ii) any non-legally waivable claim. The Company represents that, as of the date of this Agreement, the Company is not aware of any claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it or others had, now have or may have against Employee as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to Employee’s employment with the Company or otherwise.

6. Confirming Release. On the Separation Date or within twenty (21) days thereafter, Employee shall execute the Confirming Release Agreement that is attached as Exhibit A (the “Confirming Release”) and return the executed Confirming Release to the Company, care of Jeff Lobb, Senior Vice President, General Counsel and Secretary at [     ], so that it is received by Mr. Lobb no later than twenty (21) days after the Separation Date.

7. Review of Agreement; Advice to Consult with Attorney; Employee’s Representations; Revocation Right. This is an important legal document, and the Company hereby advises Employee to consult with an attorney prior to signing this Agreement.

(a) Employee acknowledges and agrees that: (i) Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice before signing this Agreement, and Employee has had adequate opportunity to do so; (ii) Employee has had sufficient time to consider this Agreement before signing it, and no changes to this Agreement (whether material or immaterial) will re-start the period for Employee to consider whether to enter into this Agreement; (iii) Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Employee is already entitled; and (iv) neither the Company nor any other Released Party has provided any tax or legal advice to Employee regarding this Agreement, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

(b) Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will. Employee relies on Employee’s own judgment in entering into this Agreement, and Employee understands and agrees to each of the terms of this Agreement.

(c) The only matters relied upon by Employee and causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement, and in entering this Agreement, Employee has not relied on any representation or statement, written or oral, of any Released Party or any Released Party’s agent that is not set forth in this Agreement.

8. Return of Company Property; Ongoing Obligations and Non-Disparagement.

(a) Employee agrees that, not later than the Separation Date, Employee shall return (without retaining copies of) all property belonging to the Company and any other Company Party, including the originals and all copies of any records, documents, electronically stored information, computer files or drives, or other materials which contain information about the Company’s business or were provided to Employee by the Company or any other Company Party in the course of Employee’s employment or engagement. Notwithstanding the foregoing, Employee may retain his contacts, calendars, correspondence that is solely personal and non-business related, and any information or documents reasonably necessary for the preparation of his tax returns.

(b) Employee acknowledges and agrees that, both before and after the Separation Date, Employee has ongoing obligations to the Company and the other Company Parties with respect to the protection of trade secrets, non-use and non-disclosure of confidential information, non-solicitation and non-competition, including as set forth in Sections 3 through 5 of the Severance Agreement (the “Ongoing Covenants”). Employee acknowledges the continued effectiveness and enforceability of the Ongoing Covenants and expressly promises to abide by all such Ongoing Covenants, both before and after the Separation Date.

(c) Employee hereby agrees, at all times following the Signing Date, not to disparage, defame, or cast in a false light the Company, any of its affiliated entities, or any of their respective officers, directors, managers, members, or representatives. The Company hereby agrees, following the Signing Date, to instruct its officers and directors not to disparage, defame, or cast in a false light Employee and agrees that it shall not make or release any press release, filing, public announcement, or other official statement that disparages, defames or casts Employee in a false light. Nothing in this Section 7(c) will prevent any individual or entity from making any truthful statements to any Governmental Agency or required by law or legal process, engaging in any activity described in Section 4(c) above, or from rebutting false, misleading, disparaging or defamatory statements made by one party (in the case of the Company, including its officers and directors) about the other.

9. Fee Reimbursement. The Company will reimburse Employee for up to $50,000 worth of the total fees actually incurred by Employee in order to engage legal counsel and a public relations consultant in order to advise Employee with respect to the review of this Agreement and any proposed public announcements regarding Employee’s transition from the President and Chief Executive Officer role and separation from employment. Employee will submit invoices to the Company for such fees no later than ten (10) days after the Separation Date, and the Company will provide such reimbursement within thirty (30) days after its receipt of such invoices.

10. Applicable Law; Dispute Resolution.

(a) This Agreement shall in all respects be construed according to the laws of the State of Maryland without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

(b) Any dispute arising out of or relating to this Agreement shall be subject to the dispute resolution (including arbitration) provision set forth in Section 11 of the Severance Agreement, which is hereby incorporated by reference. IN ENTERING INTO THIS AGREEMENT, THE PARTIES EXPRESSLY, KNOWINGLY, AND VOLUNTARILY WAIVE THEIR RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11. No Waiver. No failure by either Party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Interpretation. In this Agreement, (a) the use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter; (b) references to Sections refer to Sections of this Agreement; (c) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole (including, for the avoidance of doubt, the

Confirming Release), and not to any particular subdivision unless expressly so limited; (d) references in any Section or definition to any clause means such clause of such Section or definition; (e) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; (f) reference to any law (including, for the avoidance of doubt, within the Confirming Release) means such law as amended, modified, codified, reenacted or replaced and in effect from time to time; and (g) references to “or” shall be interpreted to mean “and/or”. The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

13. Severability. To the extent permitted by applicable law, the Company and Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

14. Withholding of Taxes and Other Deductions. The Company shall withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

15. Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. If Employee or the Company shall determine in good faith that any provision of this Agreement contravenes Section 409A or would cause Employee to be subject to additional taxes, interest or penalties under Section 409A, Employee and the Company shall discuss in good faith modifications to the payment timing set forth in this Agreement in order to mitigate or eliminate such taxes, interest or penalties, with intent to maintain the original economic intent of the parties. Notwithstanding the foregoing, the Company makes no representations that the payment(s) and benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments made under this Agreement shall be subject to any additional Section 409A payment timing provisions set forth in Section 12 of the Severance Agreement, which is hereby incorporated by reference.

16. No Mitigation. In no event shall Employee be obligated to seek or obtain other employment after the Separation Date or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement

17. Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18. Third-Party Beneficiaries; Assignment. Each Released Party that is not a signatory hereto shall be an intended third-party beneficiary of Employee’s covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce such covenants, representations, and release as if a party hereto. The Company has the right to assign this Agreement, including to any other Company Party or successor, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement. In the event of Employee’s death, the Company shall provide Employee’s estate (or beneficiaries) with any payments due to Employee under this Agreement.

19. Entire Agreement; Amendment. This Agreement, together with the Equity Awards (and, as referenced herein, the Severance Agreement), represents the entire agreement between the Company and Employee regarding the subject matter herein. Subject to Section 13, this Agreement may not be changed except by written amendment duly executed by Employee and the Company.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement with the intent to be legally bound.

PATRICK PACIOUS

/s/ Patrick Pacious

Date: May 20, 2026

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Jeffrey W. Lobb
Name:	Jeffrey W. Lobb
Title:	Senior Vice President, General Counsel & Secretary

Date:	May 20, 2026

EXHIBIT A

CONFIRMING RELEASE AGREEMENT

This Confirming Release Agreement (the “Confirming Release”) is that certain Confirming Release referenced in Section 6 of the Transition and Separation Agreement and General Release of Claims (the “Separation Agreement”), entered into by and between Choice Hotels International, Inc. (the “Company”), and Patrick Pacious (“Employee”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Employee agrees as follows:

1. Complete Release of Claims.

(a) For good and valuable consideration, including the consideration set forth in Section 2 of the Separation Agreement (and any portion thereof), Employee, on behalf of Employee and Employee’s successors, heirs, affiliates, estate, assigns, and anyone purporting to claim through or on behalf of Employee, does hereby forever, fully and finally release, acquit, and discharge the Company and its subsidiaries and other affiliates (collectively, each of the foregoing entities are referred to herein as the “Confirming Release Company Parties” and each is a “Confirming Release Company Party”), and each of the Confirming Release Company Parties’ respective past, present and future affiliates and subsidiaries and each of the foregoing entities’ respective (i) predecessors, successors, significant shareholders, members, partners, officers, managers, directors, and fiduciaries in their personal and representative capacities, and (ii) employees, representatives, agents, and benefit plans (and the fiduciaries of such plans), in their representative capacities (collectively, each Confirming Release Company Party and each other person and entity referenced in this sentence, the “Confirming Released Parties” and each a “Confirming Released Party”), from liability for, and does hereby covenant and agree never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against any of the Confirming Released Parties based upon, claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that Employee has ever had, has claimed to have, now has, or could have against any Confirming Released Party by reason of any act, omission, event, occurrence, or thing existing or occurring on or before the date Employee signs this Confirming Release (the “Confirming Release Signing Date”), including any and all claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities, in each case, relating to Employee’s employment with or engagement by any Confirming Released Party, Employee’s awards under any equity incentive, compensation or bonus plan or arrangement sponsored or maintained by any Confirming Released Party, any equity or equity-based interest in any Confirming Released Party, or any other acts or omissions related to any matter existing or occurring on or prior to the Confirming Release Signing Date, including: (i) any alleged violation of any federal, state or local employment law, including those relating to anti-discrimination and anti-retaliation, or any other local, state or federal law, regulation or ordinance, including, for the avoidance of doubt, the Age Discrimination in Employment Act (including as amended by the Older Workers Benefit Protection Act); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act of 1993;

EXHIBIT A-1

the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act; any federal, state or local wage and hour law; (ii) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, any Confirming Released Claims (as defined below); (iv) any claim, whether direct or derivative, arising from, or relating to, Employee’s status as a holder of any shares or interests in any Confirming Released Party; (v) any and all rights, benefits or claims Employee may have under (x) any employment agreement, incentive plan, bonus agreement, or award agreement, or otherwise with respect to any amount owed on or before the Confirming Release Signing Date or (y) any other agreement, plan or arrangement with, or sponsored or maintained by, any Confirming Released Party; and (vii) any claim for compensation or benefits of any kind through the Signing Date (collectively, the “Confirming Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE CONFIRMING RELEASED PARTIES.

(b) The foregoing release does not release or impair (i) any rights to vested benefits under an employee benefit plan of any Confirming Released Party that is subject to ERISA and that cannot be released pursuant to ERISA, (ii) any claims first arising after the Confirming Release Signing Date, (iii) Employee’s ability to file a claim for unemployment insurance or workers’ compensation benefits or any other claims that cannot be released as a matter of law, (iv) any rights with respect to vested equity interests or as a shareholder of the Company, in each case to the extent first arising after the Confirming Release Signing Date, or (vi) any right or claims to indemnification pursuant to applicable Company policies or bylaws or any individual written agreement with Employee, or coverage under any directors and officers liability insurance policy. Further, nothing in this Confirming Release prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief or recovery from the Confirming Released Parties as a result of such Governmental Agency proceeding or subsequent legal actions.

(c) Nothing herein waives (and the Confirming Released Claims do not include) Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Employee and any Confirming Released Party shall prohibit or restrict Employee or any other individual from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by,

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any Governmental Agency; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; (iv) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency relating to a possible violation of law; or (v); making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Confirming Release requires Employee to obtain prior authorization before engaging in any conduct described in the previous sentence or to notify any Confirming Released Party that Employee engaged in any such conduct.

2. Satisfaction of Obligations; Receipt of Leaves, Bonuses, and Other Compensation. Employee acknowledges and agrees that Employee has been paid in full all bonuses, been provided all benefits, been afforded all rights and otherwise received all wages, compensation, and other sums that Employee has been owed or ever could be owed by each Confirming Release Company Party (with the exception of (i) any severance benefits to which Employee is entitled pursuant to Section 2 of the Separation Agreement, (ii) and, if still unpaid on the date Employee signs this Confirming Release, Employee’s base salary for the pay period in which the Separation Date occurred). Employee further acknowledges and agrees that Employee has received all leaves (paid and unpaid) that Employee has been entitled to receive from each Confirming Release Company Party.

3. Employee’s Acknowledgments; Advice to Consult with Attorney. This is an important legal document, and the Company hereby advises Employee to consult with an attorney prior to signing this Confirming Release. In executing and delivering this Confirming Release, Employee expressly acknowledges that: (a) Employee has carefully read this Confirming Release and has had sufficient time (and at least twenty-one (21) days) to consider this Confirming Release before its execution and delivery to the Company; (b) Employee is receiving, pursuant to the Separation Agreement and Employee’s execution of this Confirming Release, consideration in addition to anything of value to which Employee is already entitled; (c) Employee has been advised to discuss this Confirming Release with an attorney of Employee’s choice before signing this Confirming Release, and Employee has had an adequate opportunity to do so prior to executing this Confirming Release; (d) Employee fully understands the final and binding effect of this Confirming Release; the only promises made to Employee to sign this Confirming Release are those contained herein and in the Separation Agreement, Employee is relying upon Employee’s own judgment in entering into this Confirming Release and, in entering this Agreement, Employee has not relied on any representation or statement, written or oral, of any Confirming Released Party or any Confirming Released Party’s agent that is not set forth in the Separation Agreement (including this Confirming Release); (e) Employee is signing this Confirming Release knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Confirming Release; and (f) the only matters relied upon by Employee and causing Employee to sign this Confirming Release are the provisions set forth in writing within this Confirming Release and the Separation Agreement.

4. Revocation Right. Employee may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Employee executes this Confirming Release (such seven day period being referred to herein as the “Confirming Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by the Company, care of Jeff Lobb, Senior Vice

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President, General Counsel and Secretary at [     ], so that it is received Mr. Lobb no later than 11:59 p.m. Eastern Time, on the last day of the Confirming Release Revocation Period. In the event Employee exercises Employee’s revocation right as set forth herein, this Confirming Release will be of no force or effect, Employee will not be entitled to receive the consideration set forth in Section 2 of the Separation Agreement, and all other provisions of the Separation Agreement shall remain in full force and effect.

5. Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company or any other Company Party, including the originals and all copies of any records, documents, electronically stored information, computer files or drives, or other materials which contain information about the Company’s or any other Confirming Release Company Party’s business or were provided to Employee by the Company or any other Confirming Release Company Party in the course of Employee’s employment or engagement.

EMPLOYEE HAS CAREFULLY READ THIS CONFIRMING RELEASE, FULLY UNDERSTANDS SUCH CONFIRMING RELEASE, AND SIGNS IT AS EMPLOYEE’S OWN FREE ACT.

Patrick Pacious

Date:

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